Exhibit 99.5

LETTER TO BROKERS, DEALERS, COMMERCIAL BANKS, TRUST

COMPANIES AND OTHER NOMINEES

THE DOW CHEMICAL COMPANY

Offer to Exchange All Shares of Common Stock of

BLUE CUBE SPINCO INC.

Which Are Owned by The Dow Chemical Company

and Will Be Converted into Shares of Common Stock of

OLIN CORPORATION

for

Shares of Common Stock of The Dow Chemical Company

Pursuant to the Prospectus—Offer to Exchange, dated September 2, 2015

THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON OCTOBER 1, 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED. SHARES OF COMMON STOCK OF THE DOW CHEMICAL COMPANY TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER.

September 2, 2015

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

The Dow Chemical Company (“TDCC”) is offering, upon the terms and subject to the conditions set forth in the enclosed Prospectus—Offer to Exchange, dated September 2, 2015 (together with any amendments or supplements thereto, the “Prospectus”), to exchange all of the issued and outstanding shares of Blue Cube Spinco Inc. (“Splitco common stock”) for shares of common stock of TDCC (“TDCC common stock”) that are validly tendered and not properly withdrawn.

We are asking you to furnish copies of the enclosed materials to your clients for whom you hold TDCC common stock, whether such shares are registered in your name or in the name of your nominee. You will be reimbursed for customary mailing and handling expenses incurred by you in forwarding any of the enclosed materials to your clients.

As described in the Prospectus, TDCC is not conducting the exchange offer in any jurisdiction where the offer, sale or exchange is not permitted. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by the exchange offer are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the exchange offer presented does not extend to you.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of TDCC, Blue Cube Spinco Inc. (“Splitco”), Olin Corporation (“Olin”), the exchange agent or the information agent for purposes of the exchange offer.

The obligations of TDCC, Splitco and Olin to consummate the Merger and convert Splitco common stock into shares of Olin common stock is subject to certain conditions, as described in the Prospectus in the section entitled “This Exchange Offer—Conditions for Consummation of this Exchange Offer,” which you should review in detail.

For your information and for forwarding to your clients for whom you hold TDCC common stock, registered in your name or in the name of your nominee, we are enclosing the following documents:

1. the Prospectus—Offer to Exchange, dated September 2, 2015;

2. a Letter of Transmittal (the “Letter of Transmittal”) for validly tendering shares of TDCC common stock, including instructions therefore and including a Certification of Taxpayer Identification Number on IRS Substitute Form W-9 and IRS Form W-8BEN for non-U.S. Taxpayers;

3. a Notice of Guaranteed Delivery, to be used to accept the exchange offer if the shares of TDCC common stock and other required documents cannot be delivered to the exchange agent by the expiration of the exchange offer;

4. the Guidelines for Certification of Taxpayer Identification Number on IRS Substitute Form W-9 U.S. Taxpayers included in the Letter of Transmittal;

5. a printed form of a Client Letter, which may be sent to your clients for whose accounts you hold shares of TDCC common stock registered in your name or in the name of your nominee, with space for obtaining such clients’ instructions with regard to the exchange offer;

6. a form of Notice of Withdrawal for use in withdrawing shares of TDCC common stock previously tendered in the exchange offer; and

7. a return envelope addressed to the exchange agent, for your use only.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 8:00 A.M., NEW YORK CITY TIME, ON OCTOBER 1, 2015, UNLESS THE EXCHANGE OFFER IS EXTENDED OR TERMINATED.

Shares of TDCC common stock tendered pursuant to the exchange offer may be withdrawn at any time prior to the expiration of the exchange offer and, unless TDCC has previously accepted them pursuant to the exchange offer, may also be withdrawn at any time after the expiration of 40 business days from the commencement of the exchange offer. Once TDCC accepts TDCC common stock tendered pursuant to the exchange offer, the tender is irrevocable.

TDCC will not pay any fees or commission to any broker, dealer or other person for soliciting tenders of shares of TDCC common stock pursuant to the terms of the exchange offer. TDCC will, however, upon request, reimburse brokers, dealers, banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their clients.

The exchange of shares of TDCC common stock tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of (a)(i) certificates representing all physically tendered shares of TDCC common stock or (ii) in the case of shares delivered by book-entry transfer through The Depository Trust Company, confirmation of a book-entry transfer of those shares of TDCC common stock in the exchange agent’s account at The Depository Trust Company, in each case pursuant to the procedures set forth in the Prospectus in the section entitled “This Exchange Offer—Terms of this Exchange Offer—Procedures for Tendering,” (b) the Letter of Transmittal for shares of TDCC common stock, properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer through The Depository Trust Company, an agent’s message and (c) any other required documents.

Georgeson Inc. is acting as the information agent in connection with the exchange offer. Additional copies of the enclosed materials may be obtained by contacting us at (888) 566-8006. You may also contact us as set forth on the back cover of the Prospectus for assistance with any questions you may have about the exchange offer.

Very truly yours,

Georgeson Inc.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF TDCC, SPLITCO, OLIN, THE EXCHANGE AGENT, THE INFORMATION AGENT OR ANY SUBSIDIARY OR AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM WITH RESPECT TO THE EXCHANGE OFFER, EXCEPT FOR THE DOCUMENTS ENCLOSED HEREWITH AND STATEMENTS EXPRESSLY MADE THEREIN.